Exhibit (e)

                             UNDERWRITING AGREEMENT

     THIS AGREEMENT is made as of August 15, 2005, by and between Fairholme Funds, Inc. (the "Fund"), a Maryland Corporation, and Citco Mutual Fund Distributors, Inc., a Delaware corporation ("Underwriter").

     WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund is authorized by its Charter and By-laws to issue separate series of shares of its common stock representing separate investment portfolios (each series individually referred to herein as a "Portfolio" and collectively as the "Portfolios") and to further divide such Portfolios into separate share classes; and

     WHEREAS, the Fund has authorized the issuance of shares of common stock ("Shares") in the Portfolios which are identified on Exhibit A attached hereto, which Exhibit A may be amended from time to time by mutual agreement of the Fund and Underwriter; and

     WHEREAS, the Fund desires that the Underwriter offer, as principal underwriter, the shares of each Portfolio and class thereof to the public and the Underwriter is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Portfolios and facilitate the distribution of shares; and

     WHEREAS, the Fund has taken the necessary steps to appoint Underwriter as the Fund's principal underwriter pursuant to Section 15 of the 1940 Act and the Fund's organizational documents; and

     WHEREAS, Underwriter is a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and a member in good standing of the National Association of Securities Dealers, Inc., (the "NASD"); and

     NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.   Appointment; Delivery of Documents.

     (a) The Fund hereby appoints Underwriter as exclusive agent for the distribution of Shares of the Portfolios listed in Exhibit A hereto, and Underwriter hereby accepts such appointment under the terms of this Agreement.

     (b) In connection therewith, the Fund has delivered to Underwriter copies of (i) the Fund's Charter and By-laws, (ii) the Fund's Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended ("Securities Act"), or the 1940 Act ("Registration Statement'), (iii) the current prospectuses and statements of additional information of each Portfolio and class thereof (collectively, as currently in effect and as amended or supplemented, the "Prospectus"); and (iv) relevant procedures adopted by the Fund with respect to the Portfolios that are necessary for Underwriter to perform the services set forth herein and shall promptly furnish Underwriter with all amendments of or supplements to the foregoing. The Fund shall deliver to Underwriter a certified copy of the resolution of the Board of Directors of the Fund (the "Board") appointing Underwriter and authorizing the execution and deliver of this Agreement.

     (c) (i) All advertising and sales literature related to the Fund that is not in use prior to the execution of this Agreement shall be delivered to Underwriter for review prior to use with sufficient time to permit the Underwriter to review the material and file with the NASD if necessary. The Fund and Underwriter shall mutually agree upon reasonable turnaround times for such review.

          (ii) All advertising and sales literature related to the Fund that is in use prior to the execution of this Agreement shall be delivered to Underwriter, and Underwriter shall file such material with the NASD, if necessary, within ten days of its use by Underwriter or its agents.

2.   Offering of Shares.

     (a) Underwriter shall have the right to buy from the Fund the Shares needed to fill unconditional orders for unsold Shares of the Portfolios as shall then be effectively registered under the Securities Act placed with the Underwriter by investors or Selected Dealers or Selected Agents (each as defined in Section 10 hereof) acting as agent for their customer or on their own behalf. Alternatively, Underwriter may act as the Fund's agent, to offer, and to solicit offers to subscribe to, unsold Shares of the Portfolios as shall then be effectively registered under the Securities Act. Underwriter will promptly forward all orders and subscriptions to the Fund. The price that Underwriter shall pay for Shares purchased from the Fund shall be the net asset value per Share, determined as set forth in Section 2(c) hereof, used in determining the public offering price on which the orders are based. Shares purchased by Underwriter are to be resold by Underwriter to investors at the public offering price, as set forth in Section 2(b) hereof, or to Selected Dealers or Selected Agents acting as agent for their customers that have entered into agreements with Underwriter pursuant to Section 10 hereof or acting on their own behalf. The Fund reserves the right to sell Shares directly to investors through subscriptions received by the Fund, but no such direct sales shall affect the sales charges due to Underwriter hereunder.

     (b) The public offering price of the Shares of a Portfolio, i.e., the price per Share at which Underwriter or Selected Dealers or Selected Agents may sell Shares to the public or to those persons eligible to invest in Shares as described in the applicable Prospectus, shall be the public offering price determined in accordance with the then currently effective Prospectus of the Portfolio or class thereof under the Securities Act relating to such Shares. The public offering price shall not exceed the net asset value at which Underwriter, when acting as principal, is to purchase such Shares, plus, in the case of Shares for which an initial sales charge is assessed, an initial charge equal to a specified percentage or percentages of the public offering price of the Shares as set forth in the current Prospectus relating to the Shares. In the case of Shares for which an initial sales charge may be assessed, Shares may be sold to certain classes of persons at reduced sales charges or without any sales charge as from time to time set forth in the current Prospectus relating to the Shares. The Fund will advise Underwriter of the net asset value per Share at each time as the net asset value per Share shall have been determined by the Fund and at such other times as Underwriter may reasonably request.

     (c) The net asset value per Share of each Portfolio or class thereof shall be determined by the Fund, or its designated agent, in accordance with and at the times indicated in the applicable Prospectus on each business day in accordance with the method set forth in the Prospectus and guidelines established by the Board.

     (d) The Fund reserves the right to suspend the offering of Shares of a Portfolio or of any class thereof at any time in the absolute discretion of the Board, and upon notice of such suspension Underwriter shall cease to offer Shares of the Portfolios or classes thereof specified in the notice.

     (e) The Fund, or any agent of the Fund designated in writing to Underwriter by the Fund, shall be promptly advised by Underwriter of all purchase orders for Shares received by Underwriter and all subscriptions for Shares obtained by Underwriter as agent shall be directed to the Fund for acceptance and shall not be binding until accepted by the Fund. Any order or subscription may be rejected by the Fund. The Fund or its designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Fund or its designated agent of payment thereof, will issue such Shares in uncertificated form pursuant to the instructions of Underwriter. Underwriter agrees to cause such payment and such instructions to be delivered promptly to the Fund or its designated agent.

3.   Repurchase or Redemption of Shares by the Fund.

     (a) Any of the outstanding Shares of a Portfolio or class thereof may be tendered for redemption at any time, and the Fund agrees to redeem or repurchase the Shares so tendered in accordance with its obligations as set forth in the Charter and the Prospectus relating to the Shares. The price to be paid to redeem or repurchase the Shares of a Portfolio or class thereof shall be equal to the net asset value calculated in accordance with the provisions of Section 2(c) hereof less, in the case of Shares for which a deferred sales charge is assessed, a deferred sales charge equal to a specified percentage or percentages of the net asset value of those Shares as from time to time set forth in the Prospectus relating to those Shares or their cost, whichever is less. Shares of a Portfolio or class thereof for which a deferred sales charge may be assessed and that have been outstanding for a specified period of time may be redeemed without payment of a deferred sales charge as from time to time set forth in the Prospectus relating to those Shares.

     (b) The Fund or its designated agent shall pay (i) the total amount of the redemption price consisting of the redemption price, less first, any applicable contingent deferred sales charge, and second, any applicable redemption fee as provided in the Prospectus, which redemption fee shall be retained by the Fund, to the redeeming shareholder or its agent and (ii) except as may be otherwise required by the Rules of Conduct (the "Rules") of the NASD and any interpretations thereof, any applicable deferred sales charges to Underwriter in accordance with Underwriter's instructions on or before the fifth business day (or such other earlier business day as is customary in the investment company industry) subsequent to the Fund or its agent having received the notice of redemption in proper form.

     (c) Redemption of Shares or payment therefor may be suspended at times when the New York Stock Exchange is closed for any reason other than its customary weekend or holiday closings, when trading thereon is restricted, when an emergency exists as a result of which disposal by the Fund of securities owned by a Portfolio is not reasonably practicable or it is not reasonably practicable for the Fund fairly to determine the value of a Portfolio's net assets, or during any other period when the SEC so requires or permits.

4.   Duties and Representations of the Underwriter.

     (a) Underwriter shall distribute Shares of the Portfolios upon the terms and conditions contained herein and in the then current Prospectus. Underwriter shall devote reasonable time and effort to effect sales of Shares but only against orders therefore and shall not be obligated to sell any specific number of Shares. The services of Underwriter to the Fund hereunder are not to be deemed exclusive, and nothing herein contained shall prevent Underwriter from entering into like arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

     (b) In selling Shares of the Portfolios, Underwriter shall use its best efforts in all material respects duly to conform with the requirements of all federal and state laws relating to the sale of the Shares. None of Underwriter, any Selected Dealer, any Selected Agent or any other person is authorized by the Fund to give any information or to make any representations other than as is contained in a Portfolio's Prospectus or any advertising materials or sales literature specifically approved in writing by the Fund or its agents.

     (c) Underwriter shall adopt and follow procedures for the confirmation of sales to investors and Selected Dealers or Selected Agents, the collection of amounts payable by investors and Selected Dealers or Selected Agents on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the NASD.

     (d) Underwriter shall provide to the Fund, promptly upon its request, the taxpayer identification of all shareholders of a Portfolio that purchased, redeemed, transferred, or exchanged shares of the Portfolio held through an account with Underwriter, and the amount and dates of such shareholder purchases, redemptions, transfers, and exchanges. Underwriter shall execute any instructions from the Fund to restrict or prohibit further purchases or exchanges of Portfolio shares by a shareholder who has been identified by the Fund as having engaged in transactions that violate the Fund's market timing policies.

     (e)  Underwriter represents and warrants to the Fund that:

          (i) It is a corporation duly organized and incorporated and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the Commonwealth of Pennsylvania;

          (ii) It is empowered under applicable laws and by its Charter and By-laws to enter into and perform this Agreement;

         (iii) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

          (iv) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

          (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Underwriter, enforceable against Underwriter in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

          (vi) It is registered with the SEC as a broker-dealer under the Exchange Act, it will comply with all applicable terms and provisions of the Exchange Act and the rules and regulations thereunder, it is a member in good standing of the NASD, it will abide by the rules and regulations of the NASD, and it will notify the Fund if its membership in the NASD is terminated or suspended; and

         (vii) The performance by Underwriter of its obligations hereunder does not and will not contravene any provision of its Charter or By-laws.

     (e) Notwithstanding anything in this Agreement to the contrary, Underwriter makes no warranty or representation as to the number of Selected Dealers or Selected Agents with which it has entered into agreements in accordance with Section 10 hereof, as to the availability of any Shares to be sold through any Selected Dealer, Selected Agent or other intermediary or as to any other matter not specifically set forth herein.

5.   Duties and Representations of the Fund.

     (a) The Fund shall furnish to Underwriter copies of all financial statements and other documents to be delivered to shareholders or investors at least two business days prior to such delivery and shall furnish Underwriter copies of all other financial statements, documents and other papers or information which Underwriter may reasonably request for use in connection with the distribution of Shares. The Fund shall make available to Underwriter the number of copies of a Portfolio's Prospectus as Underwriter shall reasonably request.

     (b) The Fund shall take, from time to time, subject to the approval of the Board and any required approval of the shareholders of the Fund, all action necessary to fix the number of authorized Shares (if such number is not limited) and to register the Shares under the Securities Act, to the end that there will be available for sale the number of Shares as reasonably may be expected to be sold pursuant to this Agreement.

     (c) The Fund shall execute any and all documents, furnish to Underwriter any and all information, otherwise use its best efforts to take all actions that may be reasonably necessary and cooperate with Underwriter in taking any action as may be necessary to register or qualify Shares for sale under the securities laws of the various states of the United States and other jurisdictions ("States") as Underwriter shall designate (subject to approval by the Fund); provided that Underwriter shall not be required to register as a broker-dealer or file a consent to service of process in any State and neither the Fund nor any Portfolio or class thereof shall be required to qualify as a foreign corporation, trust or association in any State. Any registration or qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. Underwriter shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such registration or qualification.

     (d)  The Fund represents and warrants to Underwriter that:

          (i) It is a corporation duly organized and incorporated and in good standing under the laws of the State of Maryland;

          (ii) It is empowered under applicable laws and by its Charter and By-laws to enter into and perform this Agreement;

         (iii) All proceedings required by the Charter and By-laws have been taken to authorize it to enter into and perform its duties under this Agreement;

          (iv) It is an open-end management investment company registered with the SEC under the 1940 Act;

          (v) All Shares, when issued, shall be validly issued, fully paid and non-assessable;

          (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

         (vii) The Registration Statement is currently effective and will remain effective with respect to all Shares of the Portfolios and classes thereof being offered for sale;

        (viii) The Registration Statement and Prospectuses have been or will be, as the case may be, carefully prepared in conformity with the requirements of the Securities Act and the rules and regulations thereunder;

          (ix) The Registration Statement and Prospectuses contain or will contain all statements required to be stated therein in accordance with the Securities Act and the rules and regulations thereunder; all statements of fact contained or to be contained in the Registration Statement or Prospectuses are or will be true and correct at the time indicated or on the effective date as the case may be; and neither the Registration Statement nor any Prospectus, when they shall become effective or be authorized for use, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;

          (x) It will from time to time file such amendment or amendments to the Registration Statement and Prospectuses as, in the light of then-current and then-prospective developments, shall, in the opinion of its counsel, be necessary in order to have the Registration Statement and Prospectuses at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Shares ("Required Amendments");

          (xi) It will provide Underwriter with copies of any amendment to the Registration Statement or Prospectuses promptly;

          (xii) Any amendment to the Registration Statement or Prospectuses hereafter filed will, when it becomes effective, contain all statements required to be stated therein in accordance with the 1940 Act and the rules and regulations thereunder; all statements of fact contained in the Registration Statement or Prospectuses will, be true and correct at the time indicated or on the effective date as the case may be; and no such amendment, when it becomes effective, will include an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares; and

        (xiii) It will provide Underwriter with a list of persons authorized by the Board to give oral and/or written instructions and upon whose orders Underwriter may act.

6.   Expenses to be Borne by Fund. The Fund will bear the following expenses:

     (a) preparation, setting in type, and printing of sufficient copies of the Prospectuses for distribution to shareholders, and the distribution to shareholders of the Prospectus;

     (b) preparation, printing and distribution of reports and other communications to shareholders;

     (c)  registration of the Shares under the federal securities law;

     (d) qualification of the Shares for sale in the jurisdictions designated by Fund and Underwriter;

     (e)  maintaining facilities for the issue and transfer of the Shares;

     (f) supplying information, prices and other data to be furnished by the Fund under this Agreement; and

     (g) any original issue taxes or transfer taxes applicable to the sale or delivery of the Shares of certificates therefore.

7. Compensation. The Fund shall pay Underwriter for the services to be provided under this Agreement in accordance with, and in the manner set forth in, Exhibit B attached hereto, as such Exhibit B may be amended from time to time by mutual agreement of the parties.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Underwriter's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Underwriter's compensation for the preceding month shall be made promptly.

8.   Standard of Care.

     (a) Underwriter shall use its best judgment and reasonable efforts in rendering services to the Fund under this Agreement but shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Underwriter in writing. Underwriter shall not be liable to the Fund or any of the Fund's shareholders for any error of judgment or mistake of law, for any loss arising out of any investment, or for any action or inaction of Underwriter in the absence of bad faith, willful misfeasance or gross negligence in the performance of Underwriter's duties or obligations under this Agreement or by reason of Underwriter's reckless disregard of its duties and obligations under this Agreement.

     (b) Underwriter shall not be liable for any action taken or failure to act in good faith reliance upon:

          (i) the advice of the Fund or of counsel, who may be counsel to the Fund or counsel to Underwriter;

          (ii) any oral instruction with respect to any amount less than $10,000, which it receives from any person authorized by the Board to give such oral instruction;

         (iii) any written instruction or certified copy of any resolution of the Board, and Underwriter may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Underwriter to have been validly executed; or

          (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Underwriter to be genuine and to have been signed or presented by the Fund or other proper party or parties;

     and Underwriter shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which reasonably believes in good faith to be genuine.

9.   Indemnification.

     (a) The Fund agrees to indemnify, defend and hold the Underwriter, its officers, Directors and agents, and any person who controls the Underwriter within the meaning of Section 15 of the Securities Act or
          Section 20 of the Exchange Act, free and harmless from and against any and all claims, demands or liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Underwriter, its officers, Directors and agents or any such controlling persons may incur, without bad faith, willful misfeasance or negligence on the part of the person being indemnified, under the Securities Act, the Exchange Act, or under common law or otherwise, arising out of or based upon (i) the bad faith, willful misfeasance or gross negligence of the Fund in connection with the subject matter of this Agreement; (ii) any material breach by the Fund of its representations and warranties under this Agreement; (iii) any untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Underwriter to the Fund for use in the Registration Statement, (iv) any untrue statement of a material fact contained in a Fund advertisement or sales literature or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Underwriter to the Fund for use in such advertisement or sales literature or (iv) any action taken or omitted by the Fund prior to the date of this Agreement.

     (b) The Underwriter agrees to indemnify, defend, and hold the Fund, its officers, Directors, employees, shareholders and agents, and any person who controls the Fund within the meaning of Section 15 of the Securities Act of Section 20 of the Exchange Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its Directors, officers, employees, shareholders and agents, or any such controlling person may incur, without bad faith, willful misfeasance or negligence on the part of the person being indemnified, under the Securities Act, the Exchange Act or under common law or otherwise arising out of or based upon (i) any material breach by the Underwriter of its representations and warranties in this Agreement; (ii) any untrue statement of a material fact contained in information furnished in writing by the Underwriter to the Fund for use in the Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement necessary to make such information not misleading; or (iii) any act of, or omission by, Underwriter or its representatives that does not conform to the standard of care set forth in Section 8 of this Agreement.

     (c) A party seeking indemnification hereunder (the "Indemnitee") shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that failure to notify the Indemnitor of such written assertion or claim shall not relieve the indemnitor of any liability arising from this Section. The Indemnitor shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim subject to this Agreement and such defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee; provided, however, that if the defendants include both the Indemnitee and the Indemnitor, and the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor ("conflict of interest"), the Indemnitor shall have the right to select separate counsel acceptable to the Indemnitee to defend such claim on behalf of the Indemnitee. In the event that the Indemnitor elects to assume the defense of any suit pursuant to the preceding sentence and retains counsel satisfactory to the Indemnitee, the Indemnitee shall bear the fees and expenses of additional counsel retained by it except for reasonable investigation costs which shall be borne by the Indemnitor. If the Indemnitor (i) does not elect to assume the defense of a claim,
          (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Indemnitee or (iii) has no right to assume the defense of a claim because of a conflict of interest, the Indemnitor shall advance or reimburse the Indemnitee, at the election of the Indemnitee, reasonable fees and disbursements of any counsel retained by Indemnitee, including reasonable investigation costs.

10. Selected Dealer and Selected Agent Agreements. Underwriter shall have the right to enter into selected dealer agreements with securities dealers of its choice ("Selected Dealers") and selected agent agreements with depository institutions and other financial intermediaries of its choice ("Selected Agents") for the sale of Shares and to fix therein the portion of the sales charge, if any, that may be allocated to the Selected Dealers or Selected Agents; provided, that the Fund shall approve the standard form of agreement with Selected Dealers or Selected Agents and shall review the compensation set forth therein. Underwriter shall include in the agreements with Selected Dealers or Selected Agents provisions relating to compliance with anti-money laundering and market timing policies. Shares of each Portfolio or class thereof shall be resold by Selected Dealers or Selected Agents only at the public offering price(s) set forth in the Prospectus relating to the Shares. Within the United States, Underwriter shall offer and sell Shares of the Portfolios only to such Selected Dealers as are members in good standing of the NASD.

11. Force Majeure. If either party shall be delayed in the performance of its services or prevented entirely or in part from performing services due to causes or events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation, such delay or non-performance shall be excused and a reasonable time, subject to restrictions and requirements of performance as may be established by federal or state law.

12.  Confidentiality.

     Underwriter agrees to treat all records and other information related to the Fund, including any information concerning a Portfolio's holdings, as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Underwriter may:

          (i) Prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

          (ii) Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

         (iii) Release such other information as approved in writing by the Fund, which approval shall not be unreasonably withheld;

     Provided, however, that Underwriter may release any information regarding the Fund without the consent of the Fund if Underwriter reasonably believes that it may be exposed to civil or criminal legal proceedings for failure to comply, when requested to release any information by duly constituted authorities or when so requested by the Fund.

13.  Rule 38a-1 Policies and Procedures

     Underwriter has provided the Fund with its written compliance policies and procedures as required by Rule 38a-1 ("Rule 38a-1 Policies and Procedures") for the approval by the Board of Directors of the Fund. With respect to the services that Underwriter provides to the Fund hereunder, Underwriter's Rule 38a-1 Policies and Procedures shall be reasonably designed to prevent violations by the Underwriter of the federal securities laws as defined in Rule 38a-1, and which include the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury ("Federal Securities Laws").

     Underwriter will promptly provide the Fund's Chief Compliance Officer with any material changes that have been made to Underwriter's Rule 38a-1 Policies and Procedures.

     Underwriter agrees to cooperate with the Fund in the annual review of Underwriter's Rule 38a-1 Policies and Procedures conducted by the Fund's Chief Compliance Officer to determine the adequacy of Underwriter's Rule 38a-1 Policies and Procedures and the effectiveness of their implementation (the "Annual Review"). Underwriter also agrees to cooperate with the Fund in any interim reviews of Underwriter's Rule 38a-1 Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments ("Interim Review"). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation within the scope of the Underwriter's functions and responsibilities as the Fund's Chief Compliance Officer shall reasonably request from time to time and implementing changes to Underwriter's Rule 38a-1 Policies and Procedures satisfactory to the Fund's Chief Compliance Officer and the Underwriter.

     Underwriter will provide the Fund with ongoing, direct, and immediate access to Underwriter's compliance personnel and shall cooperate with the Fund's Chief Compliance Officer in order to provide assistance to the Fund in carrying out it's obligations under Rule 38a-1.

     Underwriter will promptly notify the Fund in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Underwriter's Rule 38a-1 Policies and Procedures and will cooperate with the Fund in providing the Fund with periodic and special reports in the event any Material Compliance Matter occurs. A "Material Compliance Matter" has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involve: (1) a violation of the Federal Securities Laws by Underwriter (or its officer, directors, employees, or agents); (2) a violation of Underwriter's Rule 38a-1 Policies and Procedures; or (3) a weakness in the design or implementation of Underwriter's Rule 38a-1 Policies and Procedures.

     Underwriter (and anyone acting under the direction of Underwriter) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Fund's Chief Compliance Officer in the performance of his or her responsibilities under Rule 38a-1.

14. Termination and Amendment of this Agreement. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment is approved (i) by Underwriter, (ii) either by action of the Board or at a meeting of the Shareholders of the Fund by the affirmative vote of a majority of the outstanding Shares, and (iii) by a majority of the Directors of the Fund who are not interested persons of the Fund or of Underwriter, by vote cast in person at a meeting called for the purpose of voting on such approval. Either the Fund or Underwriter may terminate this Agreement at any time on sixty (60) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party.

15. Effective Period of This Agreement. Unless terminated automatically as set forth in Section 14 of this Agreement, this Agreement shall take effect upon its execution and shall remain in full force and effect for a period of two years from that date, and shall remain in full force and effect from year to year thereafter, subject to annual approval (i) by Underwriter,
     (ii) by the Board or by vote of a majority of the outstanding Shares, and in either case (iii) by a majority of the Directors of the Fund who are not interested persons of the Fund or of Underwriter, by vote cast in person at a meeting called for the purpose of voting on such approval.

16. Successor Investment Company. Unless this Agreement has been terminated in accordance with Section 14, the terms and provisions of this Agreement shall become automatically applicable to any investment company which is a successor to the Fund as a result of a reorganization, recapitalization or change of domicile.

17. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall remain in full force and effect.

18.  Questions of Interpretation.

     (a) This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     (b) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and its interpretation thereof, if any, by the United States courts; or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that for this purpose the address of the Fund is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078, Attn: Keith D. Trauner, and for the Underwriter is 83 General Warren Boulevard, Suite 200, Malvern, PA 19355, Attn:President.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21. Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

     IN WITNESS WHEREOF, the Fund and Underwriter have each caused this Agreement to be signed on its behalf, all as of the day and year first above written.

ATTEST:                              FAIRHOLME FUNDS, INC.


/s/ Linda V. Baxter                  By: /s/ Keith D. Trauner
                                         --------------------
                                     Name: Keith D. Trauner
                                     Title: Treasurer & Secretary

ATTEST:                              CITCO MUTUAL FUND DISTRIBUTORS, INC.



/s/ George M. Chamberlain            By: /s/ Paul L. Giorgio
                                         ---------------------
                                     Name: Paul L. Giorgio
                                     Title: Chief Financial Officer/FINOP

                                    EXHIBIT A

     The following Portfolios and share classes thereof are hereby made subject to the Agreement dated August 15, 2005, by and between Citco Mutual Fund Distributors, Inc. ("Underwriter") and Fairholme Funds, Inc. (the "Fund"):



                PORTFOLIOS                              Sole Class
                ----------                              ----------

The Fairholme Fund                                         [X]

                                    EXHIBIT B

     The following fees are hereby made subject to the Agreement dated August 15, 2005, by and between Citco Mutual Fund Distributors, Inc. ("Underwriter") and Fairholme Funds, Inc. (the "Fund"):

The Fund will pay Underwriter a flat fee of $12,000 per year for underwriting services provided to the Portfolios of the Fund.



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